Exhibit 99.1

Bain Capital Specialty Finance, Inc. Announces September 30, 2023 Financial Results and Declares Fourth Quarter 2023 Dividend of $0.42 per Share

BOSTON – November 6, 2023– Bain Capital Specialty Finance, Inc. (NYSE: BCSF, the “Company”, “our” or “we”) today announced financial results for the third quarter ended September 30, 2023, and that its Board of Directors has declared a dividend of $0.42 per share for the fourth quarter of 2023.

“We delivered another strong quarter of earnings driven by the continued benefits of higher interest rates across our diversified portfolio of largely floating rate loans coupled with stable credit quality in the portfolio,” said Michael Ewald, Chief Executive Officer of BCSF. “We believe BCSF remains well-positioned to take advantage of attractive opportunities in the current environment as we execute our longstanding strategy of investing in senior secured loans to middle market companies.”

QUARTERLY HIGHLIGHTS

•
Net investment income (NII) per share was $0.55, equating to an annualized NII yield on book value of 12.6%(1);
•
Net income per share was $0.52, equating to an annualized return on book value of 12.0%(1);
•
Net asset value per share as of September 30, 2023 was $17.54, as compared to $17.44 as of June 30, 2023;
•
Gross and net investment fundings were $109.5 million and $6.7 million, respectively; Ending net debt-to-equity was 1.12x, as compared to 1.13x as of June 30, 2023(2); and
•
Subsequent to quarter-end, the Company’s Board of Directors declared a dividend of $0.42 per share for the fourth quarter of 2023 payable to stockholders of record as of December 29, 2023(3).

SELECTED FINANCIAL HIGHLIGHTS

($ in millions, unless otherwise noted)	Q3 2023	Q2 2023
Net investment income per share	$0.55	$0.60
Net investment income	$35.6	$38.9
Earnings per share	$0.52	$0.45
Dividends per share declared and payable	$0.42	$0.38

($ in millions, unless otherwise noted)	As of September 30, 2023	As of June 30, 2023
Total fair value of investments	$2,390.2	$2,385.3
Total assets	$2,566.5	$2,675.4
Total net assets	$1,132.5	$1,125.8
Net asset value per share	$17.54	$17.44

PORTFOLIO AND INVESTMENT ACTIVITY

For the three months ended September 30, 2023, the Company invested $109.5 million in 40 portfolio companies, including $52.1 million in two new companies and $57.4 million in 38 existing companies. The Company had $102.8 million of principal repayments and sales in the quarter, resulting in net investment fundings of $6.7 million.

Investment Activity for the Quarter Ended September 30, 2023:

($ in millions)	Q3 2023	Q2 2023
Investment Fundings	$109.5	$197.5
Sales and Repayments	$102.8	$227.8
Net Investment Activity	$6.7	$(30.3)

As of September 30, 2023, the Company’s investment portfolio had a fair value of $2,390.2 million, comprised of investments in 143 portfolio companies operating across 30 different industries.

Investment Portfolio at Fair Value as of September 30, 2023:

Investment Type	$ in Millions	% of Total
First Lien Senior Secured Loans	$1,531.3	64.0%
Second Lien Senior Secured Loans	85.3	3.6
Subordinated Debt	45.4	1.9
Structured Products	23.1	1.0
Preferred Equity	105.6	4.4
Equity Interests	229.8	9.6
Warrants	0.5	0.0
Investment Vehicles	369.2	15.5
Subordinated Note in ISLP	187.0	7.8
Equity Interest in ISLP	65.2	2.8
Subordinated Note in SLP	116.0	4.9
Preferred and Equity Interest in SLP	1.0	0.0
Total	$2,390.2	100.0%

As of September 30, 2023, the weighted average yield on the investment portfolio at amortized cost and fair value were 12.9% and 13.1%, respectively, as compared to 12.8% and 13.0%, respectively, as of June 30, 2023.(4)94.2% of the Company’s debt investments at fair value were in floating rate securities.

As of September 30, 2023, three portfolio companies were on non-accrual status, representing 1.5% and 1.0% of the total investment portfolio at amortized cost and fair value, respectively.

As of September 30, 2023, ISLP’s investment portfolio had an aggregate fair value of $661.6 million, comprised of investments in 37 portfolio companies operating across 17 different industries. The investment portfolio on a fair value basis was comprised of 93.7% first lien senior secured loans, 3.0% second lien senior secured loans and 3.3% equity interests. 100% of ISLP’s debt investments at fair value were in floating rate securities.

As of September 30, 2023, SLP’s investment portfolio had an aggregate fair value of $826.5 million, comprised of investments in 60 portfolio companies operating across 22 different industries.(5) The investment portfolio on a fair value basis was comprised of 97.4% first lien senior secured loans and 2.6% second lien senior secured loans. 98.8% of SLP’s debt investments at fair value were in floating rate securities.

RESULTS OF OPERATIONS

For the three months ended September 30, 2023 and June 30, 2023, total investment income was $72.4 million and $75.7 million, respectively. The decrease in investment income was primarily due to a decrease in interest income as a result of lower interest income and other income.

Total expenses (before taxes) for the three months ended September 30, 2023 and June 30, 2023 were $36.1 million and $35.7 million, respectively.

Net investment income for the three months ended September 30, 2023 and June 30, 2023 was $35.6 million or $0.55 per share and $38.9 million or $0.60 per share, respectively.

During the three months ended September 30, 2023, the Company had net realized and unrealized gains (losses) of $(1.8) million.

Net increase in net assets resulting from operations for the three months ended September 30, 2023 was $33.9 million, or $0.52 per share.

CAPITAL AND LIQUIDITY

As of September 30, 2023, the Company had total principal debt outstanding of $1,378.5 million, including $426.0 million outstanding in the Company’s Sumitomo Credit Facility, $352.5 million outstanding of the debt issued through BCC Middle Market CLO 2019-1 LLC, $300.0 million outstanding in the Company’s senior unsecured notes due March 2026 and $300.0 million outstanding in the Company’s senior unsecured notes due October 2026.

For the three months ended September 30, 2023, the weighted average interest rate on debt outstanding was 5.4%, as compared to 5.2% for the three months ended June 30, 2023.

As of September 30, 2023, the Company had cash and cash equivalents (including foreign cash) of $79.5 million, restricted cash and cash equivalents of $25.9 million, $(0.4) million of unsettled trades, net of receivables and payables of investments, and $224.2 million of capacity under its Sumitomo Credit Facility. As of September 30, 2023, the Company had $283.8 million of undrawn investment commitments.

As of September 30, 2023, the Company’s debt-to-equity and net debt-to-equity ratios were 1.22x and 1.12x, respectively, as compared to 1.33x and 1.13x, respectively, as of June 30, 2023(2).

Endnotes

(1)
Net investment income yields and net income returns are calculated on average net assets, or book value, for the respective periods shown.

(2)
Net debt-to-equity represents principal debt outstanding less cash and cash equivalents and unsettled trades, net of receivables and payables of investments.

(3)
The fourth quarter dividend is payable on January 31, 2024 to holders of record as of December 29, 2023.

(4)
The weighted average yield is computed as (a) the annual stated interest rate or yield earned on the relevant accruing debt and other income producing securities plus amortization of fees and discounts on the performing debt and other income producing investments, divided by (b) the total relevant investments at amortized cost or fair value. The weighted average yield does not represent the total return to our stockholders.

(5)
SLP acquired 70% of the member equity interests of the Company’s 2018-1 portfolio (“2018-1”). The Company retained 30% of the 2018-1 membership interests as a non-controlling equity interest.

CONFERENCE CALL INFORMATION

A conference call to discuss the Company’s financial results will be held live at 8:30 a.m. Eastern Time on November 7, 2023. Please visit BCSF’s webcast link located on the Events & Presentations page of the Investor Resources section of BCSF’s website at http://www.baincapitalspecialtyfinance.com for a slide presentation that complements the Earnings Conference Call.

Participants are also invited to access the conference call by dialing one of the following numbers:

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Domestic: 1-844-825-9789
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International: 1-412-317-5180
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Conference ID: 10183669

All participants will need to reference “Bain Capital Specialty Finance - Third Quarter Ended September 30, 2023 Earnings Conference Call” once connected with the operator. All participants are asked to dial in 10-15 minutes prior to the call.

Replay Information:

An archived replay will be available approximately three hours after the conference call concludes through November 14, 2023 via a webcast link located on the Investor Resources section of BCSF’s website, and via the dial-in numbers listed below:

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Domestic: 1-844-512-2921
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International: 1-412-317-6671
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Conference ID: 10183669

Bain Capital Specialty Finance, Inc.

Consolidated Statements of Assets and Liabilities

(in thousands, except share and per share data)

	As of	As of
	September 30, 2023	December 31, 2022
	(Unaudited)
Assets
Investments at fair value:
Non-controlled/non-affiliate investments (amortized cost of $1,701,847 and $1,846,172, respectively)	$1,666,594	$1,774,947
Non-controlled/affiliate investment (amortized cost of $150,031 and $133,808, respectively)	191,583	173,400
Controlled affiliate investment (amortized cost of $525,528 and $439,958, respectively)	532,021	438,630
Cash and cash equivalents	65,212	30,205
Foreign cash (cost of $15,089 and $34,528, respectively)	14,286	29,575
Restricted cash and cash equivalents	25,908	65,950
Collateral on forward currency exchange contracts	12,056	9,612
Deferred financing costs	3,040	3,742
Interest receivable on investments	33,398	34,270
Receivable for sales and paydowns of investments	2,824	18,166
Prepaid Insurance	408	194
Unrealized appreciation on forward currency exchange contracts	5,854	62
Dividend receivable	13,291	13,681
Total Assets	$2,566,475	$2,592,434

Liabilities
Debt (net of unamortized debt issuance costs of $8,230 and $10,197, respectively)	$1,370,270	$1,385,303
Interest payable	15,016	12,130
Payable for investments purchased	3,173	34,292
Base management fee payable	9,140	8,906
Incentive fee payable	3,011	9,216
Accounts payable and accrued expenses	6,230	2,954
Distributions payable	27,116	23,242
Total Liabilities	1,433,956	1,476,043

Commitments and Contingencies (See Note 10)

Net Assets
Common stock, par value $0.001 per share, 100,000,000,000 and 100,000,000,000 shares authorized, 64,562,265 and 64,562,265 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	65	65
Paid in capital in excess of par value	1,168,384	1,168,384
Total distributable loss	(35,930)	(52,058)
Total Net Assets	1,132,519	1,116,391
Total Liabilities and Total Net Assets	$2,566,475	$2,592,434

Net asset value per share	$17.54	$17.29

See Notes to Consolidated Financial Statements

Bain Capital Specialty Finance, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	For the Three Months Ended September 30	For the Three Months Ended September 30
	2023	2022
Income
Investment income from non-controlled/non-affiliate investments:
Interest from investments	$45,418	$36,239
Dividend income	—	526
PIK income	4,926	4,276
Other income	1,008	4,329
Total investment income from non-controlled/non-affiliate investments	51,352	45,370

Investment income from non-controlled/affiliate investments:
Interest from investments	2,412	2,141
Dividend income	950	1,067
PIK income	655	48
Total investment income from non-controlled/affiliate investments	4,017	3,256

Investment income from controlled affiliate investments:
Interest from investments	9,403	5,437
Dividend income	7,618	4,746
Total investment income from controlled affiliate investments	17,021	10,183
Total investment income	72,390	58,809

Expenses
Interest and debt financing expenses	20,775	14,381
Base management fee	9,140	8,853
Incentive fee	3,011	2,976
Professional fees	760	968
Directors fees	182	177
Other general and administrative expenses	2,234	1,357
Total expenses, net of fee waivers	36,102	28,712
Net investment income before taxes	36,288	30,097
Income tax expense, including excise tax	640	—
Net investment income	35,648	30,097

Net realized and unrealized gains (losses)
Net realized loss on non-controlled/non-affiliate investments	(50,873)	(1,174)
Net realized gain (loss) on foreign currency transactions	(673)	2,254
Net realized gain (loss) on forward currency exchange contracts	(221)	17,633
Net realized loss on extinguishment of debt	—	(745)
Net change in unrealized appreciation on foreign currency translation	(279)	(4,820)
Net change in unrealized appreciation on forward currency exchange contracts	7,107	(2,210)
Net change in unrealized appreciation on non-controlled/non-affiliate investments	41,509	(24,937)
Net change in unrealized appreciation on non-controlled/affiliate investments	(1,067)	(4,640)
Net change in unrealized appreciation on controlled affiliate investments	2,705	(407)
Total net losses	(1,792)	(19,046)
Net increase in net assets resulting from operations	$33,856	$11,051

Basic and diluted net investment income per common share	$0.55	$0.47
Basic and diluted increase in net assets resulting from operations per common share	$0.52	$0.17
Basic and diluted weighted average common shares outstanding	64,562,265	64,562,265

About Bain Capital Specialty Finance, Inc.

Bain Capital Specialty Finance, Inc. is an externally managed specialty finance company focused on lending to middle market companies. BCSF is managed by BCSF Advisors, LP, an SEC-registered investment adviser and a subsidiary of Bain Capital Credit, LP. Since commencing investment operations on October 13, 2016, and through September 30, 2023, BCSF has invested approximately $6.9 billion in aggregate principal amount of debt and equity investments prior to any subsequent exits or repayments. BCSF’s investment objective is to generate current income and, to a lesser extent, capital appreciation through direct originations of secured debt, including first lien, first lien/last out, unitranche and second lien debt, investments in strategic joint ventures, equity investments and, to a lesser extent, corporate bonds. BCSF has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended.

Forward-Looking Statements

This letter may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this letter may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the U.S. Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this letter.

Investor Contact:

Katherine Schneider

Tel. (212) 803-9613

investors@baincapitalbdc.com

Media Contact:

Charlyn Lusk

Tel. (646) 502-3549

clusk@stantonprm.com